Exhibit 99.2

Script for October Sales Comments -- Thursday, November 4th, 2004

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the October reporting period for fiscal year 2004, the four weeks ended October 30th, 2004.

Payless ShoeSource reported that corporate same-store sales increased 6.1 percent during October 2004 versus the same four weeks of October 2003.

Total company sales in October 2004 were $219.1 million dollars, a 5.6% increase from total sales of $207.5 million in October 2003.

Our strongest categories included women's casual shoes and women's boots, girl's and boy's dress and casual shoes, and men's and women's athletic shoes. Accessories also performed well.

By region, our business was strongest in the West, followed by the Northeast, Northcentral, and the South.

In August the company announced a series of strategic initiatives as part of a plan designed to sharpen the company's focus on its core business strategy, reduce expenses, accelerate decision-making, increase profitability, improve operating margin, and build value for shareowners over the long-term. As part of this plan, in October the company began to liquidate the inventory in approximately 190 Payless ShoeSource stores, and in all Parade stores. In addition, the company closed 34 stores as part of its strategic initiatives in October.

Payless ShoeSource is committed to serving the interests of our shareowners by building long-term shareowner value through consistent execution of our core business strategy: to be the Merchandise Authority in value-priced footwear and accessories through merchandise that is Right, Distinctive and Targeted for our customers," said Steven Douglass, Chairman and Chief Executive Officer of Payless ShoeSource, Inc. "We also intend to complete all of our strategic initiatives by fiscal year-end 2004, and to end the year with our inventory assortment appropriately positioned for Spring 2005.

To improve the near-term execution of our strategy, we have adjusted certain key tactics, including:

o refocusing and intensifying our messaging, increasing the frequency of communication with customers through print and broadcast media; as a result, advertising expenses for the second half of 2004 are expected to be similar to the second half 2003 level;

o simplifying our process for planning and execution of merchandise assortments;

o and adjusting our store-level execution to combine customer service, through use of our Key Service Behaviors, with the tasks necessary to run a best-of-kind retail store.

The company intends to report third quarter results on Friday, November 12.

At the end of October, we were operating 5,022 total stores, including 148 stores in the Central American region, 63 stores in South America and 304 stores in Canada.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending July 31, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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